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                                                                     EXHIBIT 4.1

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                              OWENS-ILLINOIS, INC.,

                                     ISSUER

                                       AND

                           OWENS-ILLINOIS GROUP, INC.
                         OWENS-BROCKWAY PACKAGING, INC.,

                          THE GUARANTEEING SUBSIDIARIES

                                       AND

                              THE BANK OF NEW YORK,

                                     TRUSTEE


                              --------------------


                             SUPPLEMENTAL INDENTURE

                            DATED AS OF JUNE 26, 2001

                              --------------------

                          Supplemental to the Indenture
                            dated as of May 20, 1998
               with respect to the following series of Securities:
                           7.15% Senior Notes due 2005
                           7.35% Senior Notes due 2008
                        7.50% Senior Debentures due 2010
                        7.80% Senior Debentures due 2018

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      Supplemental Indenture (this "SUPPLEMENTAL INDENTURE"), dated as of June
26, 2001 among Owens-Illinois, Inc. (or its permitted successor), a Delaware corporation (the "COMPANY"), Owens-Illinois Group, Inc. ("GROUP") and Owens-Brockway Packaging, Inc. ("PACKAGING") (each of Group and Packaging, a "GUARANTEEING SUBSIDIARY"), subsidiaries of the Company, and The Bank of New York, as trustee under the indenture referred to below (the "TRUSTEE").

                               W I T N E S S E T H

      WHEREAS, the Company has executed and delivered to the Trustee an indenture dated as of May 20, 1998, as amended or supplemented prior to the date hereof (the "INDENTURE"), pursuant to which the Company has issued $350 million principal amount of 7.15% Senior Notes due 2005, $250 million principal amount of 7.35% Senior Notes due 2008, $250 million principal amount of 7.50% Senior Debentures due 2010 and $250 million principal amount of 7.80% Senior Debentures due 2018, each of which are a separate series of Securities under the Indenture;

      WHEREAS, the Holders of not less than a majority of the principal amount of the outstanding [list series of securities that have consented] (collectively, the "NOTES") have consented to the amendments to the Indenture set forth herein;

      WHEREAS, (a) each Guaranteeing Subsidiary desires to unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "NOTE GUARANTEE") and (b) the Guaranteeing Subsidiaries desire to pledge and grant security interests in certain collateral to (i) secure on a second priority basis the Company's obligations under the Indenture and the Notes on the terms and conditions set forth herein and (ii) secure on a second priority basis the obligations of each Guaranteeing Subsidiary under the Note Guarantee; and

      WHEREAS, the amendments effected by this Supplemental Indenture will not become operative unless and until the conditions set forth in Section 7 are satisfied.

      NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

      SECTION 1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

      SECTION 2. DEFINITIONS. The following definitions are hereby added to
Section 1.01 of the Indenture, which, in the event of a conflict with the definition of terms in the Indenture, shall control:

      "COLLATERAL AGENT" means Bankers Trust Company or any successor acting in the capacity of collateral agent under the Pledge Agreement.

      "CREDIT AGREEMENT" means the Secured Credit Agreement dated as of April 23, 2001 among certain subsidiaries of the Company, the lenders named therein, the agents for the lenders, the managers for the lenders and Bankers Trust Company, as administrative agent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time, and includes any credit agreement or bank facility that extends the maturity of or refinances or replaces all or any portion of the obligations or commitments under such agreement or any successor agreement.

      "EQUITY INTERESTS" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership (collectively, "Capital Stock"), and all warrants, options or other rights to acquire such Capital Stock.

      "GUARANTIED OBLIGATIONS" has the meaning given such term in the Credit Agreement or the Subsidiary Guaranty, as applicable.

      "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement executed and delivered by the Collateral Agent and the other parties thereto dated as of April 23, 2001, in the form of Exhibit A hereto, as such Intercreditor Agreement may hereafter be amended, supplemented or otherwise modified from time to time.


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      "NEW SENIOR DEBT" means Indebtedness of any Subsidiary of the Company issued after the date hereof so long as such Indebtedness is issued in compliance with the terms and provisions of the Credit Agreement and constitutes "New Senior Debt" under the Credit Agreement.

      "PERMITTED JUNIOR SECURITIES" means Equity Interests or debt securities of the Company or any Guaranteeing Subsidiary, in each case that are subordinated to the Senior Guarantees to substantially the same extent as, or to a greater extent than, the Note Guarantee is subordinated to the Senior Guarantees.

      "PLEDGE AGREEMENT" means the Pledge Agreement executed and delivered by Group and Packaging to the Collateral Agent dated as of April 23, 2001, in the form of Exhibit B hereto, as such Pledge Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

      "PLEDGED COLLATERAL" means the Pledged Collateral as defined in the Pledge Agreement.

      "SENIOR GUARANTEE" means (i) the guarantee by Group of the Guarantied Obligations pursuant to the Credit Agreement, (ii) the guarantee by Packaging of the Guarantied Obligations pursuant to the Subsidiary Guaranty to which it is a party and (iii) if applicable, the guarantee by any Guaranteeing Subsidiary of obligations of the issuer or issuers of any New Senior Debt.

      "SUBSIDIARY GUARANTY" means the Guaranty executed and delivered by Packaging pursuant to the Credit Agreement.

      SECTION 3. AGREEMENT TO PROVIDE SECURITY. The Company and the Guaranteeing Subsidiaries hereby agree to provide security for the Notes on the following terms and conditions:

            SECTION 3.1 PLEDGE AGREEMENT.The due and punctual payment of the principal of and interest, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Company to the Holders of Notes or the Trustee under the Indenture and the Notes, and the performance of each Guaranteeing Subsidiary under the Note Guarantee, in each case according to the terms hereunder or thereunder, shall be secured as provided in the Pledge Agreement. The Company shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Pledge Agreement, and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Pledge Agreement, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Pledged Collateral contemplated hereby, by the Pledge Agreement or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of the Indenture, the Note Guarantee and of the Notes secured hereby, according to the intent and purposes herein and therein expressed. The Company shall take, or shall cause its Subsidiaries to take, as necessary or upon request of the Trustee, any and all actions reasonably required to cause the Pledge Agreement to create and maintain, as security for the obligations of the Company and the Guaranteeing Subsidiaries under this Supplemental Indenture and the Indenture, a valid and enforceable second priority Lien in and on all the Pledged Collateral, in favor of the Collateral Agent for the benefit of the Holders of Notes, as and to the extent set forth in the Pledge Agreement.

            SECTION 3.2 RECORDING AND OPINIONS.

                  (a) The Company shall furnish to the Trustee promptly following the execution and delivery of this Supplemental Indenture an Opinion of Counsel either (i) stating that in the opinion of such counsel all action has been taken with respect to the recording, registering and filing of the Indenture, financing statements or other instruments necessary to make effective the Lien intended to be created by the Pledge Agreement, and reciting with respect to the security interests in the Pledged Collateral, the details of such action, or (ii) stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective.

                  (b) The Company shall furnish to the Trustee within 30 days after May 1 of each year, beginning with May 1, 2002, an Opinion of Counsel, dated as of such date, either (i) (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and refiling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Pledge Agreement and reciting with respect to the security interests in the Pledged Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are


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necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders of Notes and the Collateral Agent and the Trustee hereunder and under the Pledge Agreement with respect to the security interests in the Pledged Collateral, or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

                  (c) The Company shall otherwise comply with the provisions of TIAss.314(b).

            SECTION 3.3 RELEASE OF COLLATERAL. Pledged Collateral may be released from the Lien and security interest created by the Pledge Agreement at any time or from time to time in accordance with the provisions of the Pledge Agreement and the Intercreditor Agreement. The release of any Pledged Collateral from the terms of the Indenture and the Pledge Agreement shall not be deemed to impair the security under the Indenture in contravention of the provisions hereof if and to the extent the Pledged Collateral is released pursuant to the terms of the Pledge Agreement and the Intercreditor Agreement. The Trustee acknowledges and the Holders, by their consent to the amendments effected by this Supplemental Indenture are deemed to acknowledge, that a release of the Pledged Collateral in accordance with the terms of the Pledge Agreement and the Intercreditor Agreement will not be deemed for any purpose to be an impairment of the security under the Indenture. To the extent applicable, the Company shall comply with TIA ss. 313(b), relating to reports, and TIA ss. 314(d), relating to the release of property or securities from the Lien and security interest of the Pledge Agreement and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Pledge Agreement. Any certificate or opinion required by TIA ss. 314(d) may be made by an Officer of the Company except in cases where TIA ss. 314(d) requires that such certificate or opinion be made by an independent Person.

            SECTION 3.4 AUTHORIZATION OF ACTIONS TO BE TAKEN BY THE TRUSTEE UNDER THE PLEDGE AGREEMENT. Subject to the provisions of the Intercreditor Agreement and the Pledge Agreement, the Trustee shall have power to institute and maintain such suits and proceedings to prevent any impairment of the Pledged Collateral by any acts that may be unlawful or in violation of the Pledge Agreement, the Intercreditor Agreement or the Indenture, and such suits and proceedings to preserve or protect its interests and the interests of the Holders of Notes in the Pledged Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

            SECTION 3.5 AUTHORIZATION OF RECEIPT OF FUNDS BY THE TRUSTEE UNDER THE PLEDGE AGREEMENT. The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Pledge Agreement, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Supplemental Indenture, the Indenture and the Intercreditor Agreement.

      SECTION 4. AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees as follows:

            SECTION 4.1 GUARANTEE.

                  (a) Such Guaranteeing Subsidiary jointly and severally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Supplemental Indenture, the Indenture, the Notes or the obligations of the Company thereunder, that:

                        (i) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes (to the extent permitted by law), if any (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law, and interest that, but for the filing of a proceeding under the Bankruptcy Law with respect to the Company, would have accrued on the Notes, whether or not any such interest is allowed as an enforceable claim against the Company in such proceeding), and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

                        (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when


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due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guaranteeing Subsidiaries shall be jointly and severally obligated to pay the same immediately.

                  (b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guaranteeing Subsidiary.

                  (c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

                  (d) This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

                  (e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guaranteeing Subsidiaries, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guaranteeing Subsidiaries, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

                  (f) Such Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

                  (g) As between the Guaranteeing Subsidiaries, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiaries for the purpose of this Note Guarantee.

                  (h) Such Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guaranteeing Subsidiary so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

                  (i) Each Guaranteeing Subsidiary hereby confirms that it is the intention of such party that the Note Guarantee of such Guaranteeing Subsidiary not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee and the Guaranteeing Subsidiaries hereby irrevocably agree that the obligations of such Guaranteeing Subsidiary will, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guaranteeing Subsidiary in respect of the obligations of such other Guaranteeing Subsidiary under this Supplemental Indenture, this Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guaranteeing Subsidiary under this Note Guarantee will not constitute a fraudulent transfer or conveyance.

            SECTION 4.2 EXECUTION AND DELIVERY. Each Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

            SECTION 4.3 GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

                  (a) Subject to Section 4.4(a) below, a Guaranteeing Subsidiary may not consolidate with or merge with or into (whether or not such Guaranteeing Subsidiary is the surviving Person) another Person unless the Person formed by or surviving any such consolidation or merger (if other than a Guaranteeing Subsidiary or the Company) unconditionally assumes all the obligations of such Guaranteeing Subsidiary, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Note Guarantee on the terms set forth herein or therein.


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                  (b) Subject to Section 4.4(a) below, in case of any such
consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guaranteeing Subsidiary, such successor Person shall succeed to and be substituted for the Guaranteeing Subsidiary with the same effect as if it had been named herein as a Guaranteeing Subsidiary. Such successor corporation thereupon may cause to be signed any or all of the Note Guarantees which theretofore shall not have been signed by the Guaranteeing Subsidiary and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

                  (c) Notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guaranteeing Subsidiary with or into the Company or another Guaranteeing Subsidiary, or shall prevent any sale or conveyance of the property of a Guaranteeing Subsidiary as an entirety or substantially as an entirety to the Company or another Guaranteeing Subsidiary.

            SECTION 4.4 RELEASES.

                  (a) In the event of a sale or other disposition of all or substantially all of the assets of any Guaranteeing Subsidiary, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guaranteeing Subsidiary, in each case to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, then such Guaranteeing Subsidiary (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guaranteeing Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guaranteeing Subsidiary) will be released and relieved of any obligations under its Note Guarantee. Upon delivery by the Company to the Trustee of an Officers' Certificate to the effect that such sale or other disposition has occurred, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guaranteeing Subsidiary from its obligations under its Note Guarantee.

                  (b) The Company, in its sole discretion, may release and relieve a Guaranteeing Subsidiary of any obligations under its Note Guarantee in the event such Guaranteeing Subsidiary is no longer a guarantor of any Guarantied Obligations. Upon delivery by the Company to the Trustee of an Officers' Certificate to the effect that such Guaranteeing Subsidiary is no longer a guarantor of any Guarantied Obligations, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guaranteeing Subsidiary from its obligations under its Note Guarantee.

                  (c) Any Guaranteeing Subsidiary not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guaranteeing Subsidiary under the Indenture.

            SECTION 4.5 SUBORDINATION OF NOTE GUARANTEE. Each Guaranteeing Subsidiary covenants and agrees that the obligations of such Guaranteeing Subsidiary under its Note Guarantee shall be junior and subordinate in right of payment to the prior payment in full in cash of all obligations under the Senior Guarantee of such Guaranteeing Subsidiary.

            SECTION 4.6 PAYMENT OVER OF PROCEEDS UPON DISSOLUTION, ETC. Upon any distribution to creditors of a Guaranteeing Subsidiary in a liquidation or dissolution of such Guaranteeing Subsidiary or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Guaranteeing Subsidiary or its property, in an assignment for the benefit of creditors or any marshaling of the Guaranteeing Subsidiary's assets and liabilities:

                        (i) holders of the Senior Guarantees shall be entitled to receive payment in full in cash of all obligations due in respect of such Senior Guarantees (including interest after the commencement of any such proceeding at the rate specified in the Indebtedness to which such Senior Guarantee relates whether or not any such interest is allowed as an enforceable claim against the Guaranteeing Subsidiary in such proceeding) before holders of the Note Guarantee shall be entitled to receive any payment with respect to the Note Guarantee (except that Holders may receive (A) Permitted Junior Securities and (B) payments and other distributions made from any defeasance trust created pursuant to Section 8.03 or 8.04 of the Indenture); and


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                        (ii) until all obligations with respect to the Senior
Guarantees (as provided in clause (i) above) are paid in full in cash, any distribution to which holders of the Note Guarantee would be entitled but for this Section 4 shall be made to holders entitled to the benefit of the Senior Guarantees (except that holders of the Note Guarantee may receive (A) Permitted Junior Securities and (B) payments and other distributions made from any defeasance trust created pursuant to Section 8.03 or 8.04 of the Indenture), as their interests may appear.

            SECTION 4.7 DEFAULT ON SENIOR GUARANTEES.

                  (a) A Guaranteeing Subsidiary may not make any payment or distribution to the Trustee or any holder in respect of obligations with respect to the Note Guarantee and may not acquire from the Trustee or any Holder any Notes for cash or property (other than (A) Permitted Junior Securities and (B) payments and other distributions made from any defeasance trust created pursuant to Section 8.03 or 8.04 of the Indenture) until all obligations with respect to the Senior Guarantees have been paid in full in cash if:

                        (i) a default in the payment of any obligations with respect to any Senior Guarantee occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Guarantee; or

                        (ii) a default, other than a payment default, with respect to any Senior Guarantee occurs and is continuing that then permits holders of the Senior Guarantee to accelerate the maturity of the Indebtedness to which such Senior Guarantee relates and a Trust Officer of the Trustee receives a notice of the default (a "PAYMENT BLOCKAGE NOTICE") from a Person who may give it pursuant to Section 4.13 hereof. If a Trust Officer of the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until (A) at least 360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (B) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to a Trust Officer of the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 180 days.

                  (b) A Guaranteeing Subsidiary may and shall resume payments on and distributions in respect of the Note Guarantee and may acquire Notes upon the earlier of:

                        (i) the date upon which the default is cured or waived, or

                        (ii) in the case of a default referred to in clause (ii) of subclause (a) hereof, 179 days pass after notice is received if the maturity of the Indebtedness to which such Senior Guarantee relates has not been accelerated, if this Section 4 otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition.

            SECTION 4.8 WHEN DISTRIBUTION MUST BE PAID OVER. In the event that the Trustee or any holder receives any payment of any obligations with respect to the Note Guarantee at a time when a Trust Officer of the Trustee or such holder, as applicable, has actual knowledge that such payment is prohibited by this Section 4, such payment shall be held by the Trustee or such holder, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of the Senior Guarantees as their interests may appear or their representative under the indenture or other agreement (if any) pursuant to which the Senior Guarantees may have been issued, as their respective interests may appear, for application to the payment of all obligations with respect to the Senior Guarantees remaining unpaid to the extent necessary to pay such obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of the Senior Guarantees.

      With respect to the holders of the Senior Guarantees, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Section 4 and no implied covenants or obligations with respect to the holders of the Senior Guarantees shall be read into this Supplemental Indenture or the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of the Senior Guarantees, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of holders of the Note Guarantee or any Guaranteeing Subsidiary or any other Person money or assets to


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which any holders of Senior Guarantees shall be entitled by virtue of this
Section 4, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

            SECTION 4.9 SUBROGATION. After all obligations with respect to the Senior Guarantees are paid in full and all Guarantied Obligations are satisfied or terminated and until the Notes are paid in full, holders of the Note Guarantee shall be subrogated to the rights of holders of Senior Guarantees to receive distributions applicable to the Senior Guarantees to the extent that distributions otherwise payable to the holders of the Note Guarantee have been applied to the payment of the obligations with respect to the Senior Guarantees. A distribution made under this Section 4 to holders of Senior Guarantees that otherwise would have been made to holders of the Note Guarantee is not, as between a Guaranteeing Subsidiary and Holders, a payment by such Guaranteeing Subsidiary on the Note Guarantee.

            SECTION 4.10 RELATIVE RIGHTS. This Section 4 defines the relative rights of holders of the Note Guarantee and holders of Senior Guarantees. Nothing in this Supplemental Indenture or the Indenture shall:

                        (i) impair, as between the Company or any Guaranteeing Subsidiary and holders of the Note Guarantee, the obligation of the Company and the Guaranteeing Subsidiaries, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

                        (ii) affect the relative rights of holders of the Note Guarantee and creditors of the Guaranteeing Subsidiaries other than their rights in relation to holders of Senior Guarantees; or

                        (iii) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Guarantees to receive distributions and payments otherwise payable to holders of the Note Guarantee.

            SECTION 4.11 SUBORDINATION MAY NOT BE IMPAIRED BY ANY GUARANTEEING SUBSIDIARY. No right of any holder of a Senior Guarantee to enforce the subordination of the obligations evidenced by the Note Guarantee shall be impaired by any act or failure to act by any Guaranteeing Subsidiary or any holder of the Note Guarantee or by the failure of any Guaranteeing Subsidiary or any holder of the Note Guarantee to comply with this Supplemental Indenture or the Indenture.

            SECTION 4.12 DISTRIBUTION OR NOTICE TO REPRESENTATIVE. Whenever a distribution is to be made or a notice given to holders of the Senior Guarantees, the distribution may be made and the notice given to their representative.

      Upon any payment or distribution of assets of any Guaranteeing Subsidiary referred to in this Section 4, the Trustee and the holders of the Note Guarantee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the holders of the Note Guarantee for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Guarantees and other Indebtedness of the Guaranteeing Subsidiaries, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.

            SECTION 4.13 RIGHTS OF TRUSTEE AND PAYING AGENT. Notwithstanding the provisions of this Supplemental Indenture or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments in accordance with the Indenture and the Note Guarantee, unless a Trust Officer of the Trustee shall have received at its Corporate Trust Office at least five business days prior to the date of such payment written notice of facts that would cause the payment of any obligations with respect to the Note Guarantee to violate this Section 4. Only a Guaranteeing Subsidiary or a Representative may give the notice. For purposes of this Section 4.13, "Representative" means, until the Credit Agreement has been terminated, the administrative agent under the Credit Agreement, and thereafter, any authorized representative of the holders of the Senior Guarantees, so long as such representative has provided proof of its status as an authorized representative to the Trustee prior to giving any notice pursuant to this Section 4.13. Nothing in this Section 4 shall impair the claims of, or payments to, the Trustee under or pursuant to Section
7.7 of the Indenture.

      The Trustee in its individual or any other capacity may hold Senior Guarantees with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

            SECTION 4.14 NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

      SECTION 5.  DEFAULTS AND REMEDIES.

            SECTION 5.1 ADDITIONAL EVENT OF DEFAULT. In addition to the Events of Default set forth in Section 6.01 of the Indenture, the Notes shall include the following additional Event of Default:

   "(7) Group or Packaging fails to comply in any material respect with any of its agreements contained in the Indenture, or the loss of the perfection or priority of the Liens securing the Notes or the Note Guarantee pursuant to the Pledge Agreement, so long as the Notes are secured in accordance with the terms thereof, and in each case the Default continues for the period and after the notice specified in the final paragraph of this Section 6.01."

            SECTION 5.2 OTHER PROVISIONS RESTATED. The following provisions shall be amended and restated with respect to the Notes in order to provide for rights, directions and remedies as they relate to the Pledge Agreement and the Intercreditor Agreement:

            "Section 6.03  Other Remedies.

      If an Event of Default with respect to Securities of any series occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or interest on the Securities of that series or to enforce the performance of any provision of the Securities of that series, this Indenture, the Pledge Agreement, the Intercreditor Agreement or any Note Guarantee.

      The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law."

            "Section 6.06  Limitation on Suits.

      A Holder of Securities of any series may not pursue a remedy with respect to this Indenture, the Securities, the Pledge Agreement or any Note Guarantee unless:

             (1) the Holder gives to the Trustee written notice of a continuing Event of Default with respect to that series;

             (2) the Holders of at least 50% in principal amount of the then outstanding Securities of that series make a written request to the Trustee to pursue the remedy;

             (3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

             (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

             (5) during such 60-day period the Holders of a majority in principal amount of the then outstanding Securities of that series do not give the Trustee a direction inconsistent with the request.

      No Holder of any series of Securities may use this Indenture to prejudice the rights of another Holder of Securities of that series or to obtain a preference or priority over another Holder of Securities of that series."

            "Section 6.10  Priorities.

      If the Trustee collects any money with respect to Securities of any series pursuant to this Article (including without limitation any amounts received from the distribution of payments pursuant to the Intercreditor Agreement, the Pledge Agreement or any Note Guarantee), it shall pay out the money in the following order:

            First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

            Second: to Securityholders for amounts due and unpaid on the Securities of such series for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities of such series for principal and interest, respectively; and

            Third: to the Company or to such party as a court of competent jurisdiction shall direct; PROVIDED, however, that in the case of amounts received from the distribution of payments pursuant to the Intercreditor Agreement or any other proceeds of Pledged Collateral securing any series of Securities, such amounts shall not be distributed to the Company but shall rather be held by the Trustee, in trust, for subsequent application in accordance with the Securities of such series and this Indenture to the payment of principal of, premium, if any, and interest on the Securities upon the earlier to occur of (i) any scheduled or mandatory payment of principal, optional redemption or payment of accrued interest on the Securities of such series, in any such case as directed in writing by the Company, and (ii) the acceleration of the maturity of the Securities of that series pursuant to Section 6.02 (including an acceleration by reason of an Event of Default specified in Section
            6.01 (4) or (5)). Until so applied, such payments shall be held in a separate account, in trust, by the Trustee or invested by the Trustee at the written direction of the Company. At such time as no Securities of any series remain outstanding, any excess money held by the Trustee shall be paid to the Company.

            The Trustee may fix a record date and payment date for any payment to Holders of Securities of any series pursuant to this Section. The Trustee shall notify the Company in writing reasonably in advance of any such record date and payment date."

      SECTION 6. PLEDGE AND INTERCREDITOR AGREEMENTS. The Trustee hereby acknowledges and accepts the appointment of the Collateral Agent under the Pledge Agreement and shall, concurrently with the execution hereof, deliver to the Collateral Agent an acknowledgement of the Intercreditor Agreement. In addition, the Trustee shall execute such further documents and instruments as may be necessary to create in favor of the Collateral Agent a valid and enforceable second priority Lien on the Pledged Collateral.

      SECTION 7. EFFECTIVENESS. The amendments effected by this Supplemental Indenture shall take effect on the date that each of the following conditions shall have been satisfied or waived:

                  (a) each of the parties hereto shall have executed and delivered this Supplemental Indenture; and

                  (b) the Company has received (i) written consent to these amendments from the holders of at least a majority in principal amount of each series of Securities issued under the Indenture and (ii) written consent to substantially similar amendments to the Indenture dated as of May 15, 1997 (the "Other Indenture") from the holders of at least a majority in principal amount of the following series of securities issued under the Other Indenture: $300 million principal amount of 7.85% Senior Notes due 2004 and $300 million principal amount of 8.10% Senior Notes due 2007.

      SECTION 8. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

      SECTION 9. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

      SECTION 10. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

      SECTION 11. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company. The Company's obligations with respect to compensation and indemnity of the Trustee shall extend to the administration of and performance of its powers and duties under the Pledge Agreement and the Intercreditor Agreement.

      SECTION 12. INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as expressly set forth herein, the terms of the Indenture shall continue in full force and effect in accordance with the provisions thereof. As used herein, the terms "Indenture," "herein," "hereunder," and words of similar import, shall, unless the context otherwise requires, refer to the Indenture, as supplemented hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed of the date first above written.

      Dated:  June 26, 2001

                                    Owens-Illinois Group, Inc.


                                    By:  /s/ David G. Van Hooser
                                         ---------------------------------------
                                    Name: David G. Van Hooser
                                    Title: Senior Vice President and Chief
                                            Financial Officer

                                    Owens-Brockway Packaging, Inc.


                                    By:  /s/ David G. Van Hooser
                                         ---------------------------------------
                                    Name: David G. Van Hooser
                                    Title: Senior Vice President and Chief
                                            Financial Officer

                                    Owens-Illinois, Inc.


                                    By:  /s/ David G. Van Hooser
                                         ---------------------------------------
                                    Name: David G. Van Hooser
                                    Title: Senior Vice President and Chief
                                            Financial Officer


                                    The Bank of New York,
                                      as Trustee

                                    By:  /s/ Terence Rawlins
                                         ---------------------------------------
                                         Authorized Signatory